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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE                           Contact: Christopher P. Marr
                                                         Chief Financial Officer
                                                         901-252-2000

             STORAGE USA DETERMINES THAT IT IS ADVISABLE TO RECEIVE
                        A PROPOSAL FROM SECURITY CAPITAL

         Memphis, Tennessee (October 31, 2001) -- Storage USA, Inc. (NYSE:SUS) announced today that the Special Committee of its Board of Directors has determined, after discussions with representatives of Security Capital Group Incorporated (NYSE:SCZ), that it is advisable for the Company to receive a proposal from Security Capital with respect to an extraordinary transaction between the two companies. In connection with this decision, the Company has agreed to waive its standstill with Security Capital through November 21, 2001 to permit Security Capital, if it so desires, to make a proposal to the Company.

         The Chairman of the Special Committee, Alan B. Graf, Jr., stated that "the Special Committee has concluded only that it is advisable for the Company to receive a proposal from Security Capital. There can be no assurances that Security Capital will, in fact, make a proposal or that any proposal made would be acceptable to the Company."

         Storage USA, Inc. is a fully integrated, self-administered and self-managed real estate investment trust, which is engaged in the management, acquisition, development, construction and franchising of self-storage facilities. As of September 30, 2001, the Company owned, managed and franchised 557 facilities containing 37,692,000 square feet in 32 states and the District of Columbia.